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                                                                Exhibit 99.52




                                     RELEASE

Reference is made to:

         A. the guarantee (the "Guarantee"), dated as of the 7th day of October, 1997, made by Global Gold Corporation ("Global Gold") in favour of First Dynasty Mines (USA) LLC. ("FDM LLC") pursuant to the original debenture, dated February 3, 1997, between First Dynasty Mines Armenia Limited (formerly, Global Gold Armenia Limited) ("FD Armenia") and First Dynasty Mines Ltd. ("FDM"), which was further amended by an amended and restated debenture dated October 3, 1997 to have effect as of and from the 15th day of May, 1997 between FD Armenia and the FDM LLC; and

         B. the Deed of Charge over Shares dated February 3, 1997 and made by Global Gold in favour of FDM with respect to 100,000 FD Armenia shares represented by share certificates number 2 and 3 (the "SHARES")(the "Charge over Shares").

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, FDM and FDM LLC hereby release and discharge Global Gold absolutely and forever from all of its liability and obligations under the Guarantee and the Charge over Shares.

Dated this 31st day of August, 1998.

FIRST DYNASTY MINES (USA) LLC.

Per:   /s/ MP Randolph
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Title: Director
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FIRST DYNASTY MINES LTD.

Per:   /s/ Beverly Downing
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Title: Director
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